Exhibit 10.6
NANOSPHERE, INC.
2007 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD
AGREEMENT
(Time vested)
FOR
NAME
GRANT DATE:

NANOSPHERE, INC.
2007 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
     1. A NON-QUALIFIED STOCK OPTION to acquire ______ shares (hereinafter referred to as “Shares”) of Common Stock of Nanosphere, Inc. (hereinafter referred to as the “Company”) is hereby granted to NAME (hereinafter referred to as the “Optionee”), subject in all respects to the terms and conditions of the Nanosphere, Inc. 2007 Long-Term Incentive Plan (hereinafter referred to as the “Plan”) and such other terms and conditions as are set forth herein. All capitalized terms used in the Agreement, and not otherwise defined herein, shall have the meanings ascribed to them in the Plan.
     2. The Option price as determined by the Committee is Eighteen Cents ($0.18) per Share. The Option price may be paid in any one or a combination of cash, personal check, Shares already owned for at least six (6) months or broker exercise notice.
     3. a. The Option shall become exercisable over a four-year period as follows:

Vesting Date	Shares Exercisable

b.	In the event of a Change of Control, the Option shall become immediately and fully exercisable.

c.	In the event the Optionee’s Continuous Service is terminated for any reason, the Optionee’s right to continued vesting ends upon such termination. If such termination is caused by death or because the Optionee is Disabled, the Optionee or the Optionee’s beneficiary shall have the right to exercise this Option for a period of twelve months after the date of termination. If such termination is for any other reason, other than Cause, the Optionee’s right to exercise this Option shall terminate three months after termination of Continuous Service.

d.	In the event the Optionee’s Continous Service is terminated for Cause, the Option shall be immediately forfeited and any amounts received pursuant to this Agreement shall be returned to the Company and the Option price shall be repaid to the Optionee.
     4. The Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities law, or any other valid law or regulation. As a condition to the exercise of the Option, the Optionee shall represent to the Company that the Shares being acquired upon exercise of the Option are for investment and not with a present view for distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under any applicable law, regulation or rule of any governmental agency.
     5. The Option may not be transferred in any manner except as provided under the Plan, and generally may be exercised during the lifetime of the Optionee only by him/her. The terms of this Option shall be binding upon the Optionee’s executors, administrators, heirs, assigns and successors.
     6. The Optionee hereby agrees that the Optionee shall be bound by Section 26(c) of the Plan which provides for a market stand-off agreement in connection with any underwritten public offering of the Company’s equity securities.
     7. The Optionee acknowledges and agrees that upon exercise of the Option, he/she shall execute and the Shares shall be subject to the provisions of any applicable agreement then in effect among the Company and any of its stockholders regarding restrictions, limitations or conditions on resales of shares of the Company’s stock.
     8. The Option may not be exercised more than ten (10) years after the date indicated below and may be exercised during such term only in accordance with the terms and conditions set forth in the Plan.
     9. The Committee shall make all determinations concerning rights to benefits under the Plan.
Dated: _____________, 2007

Nanosphere, Inc.
By:
Name:
Officer:

ATTEST:
     The Optionee acknowledges that «heshe» has received a copy of the Plan and is familiar with the terms and conditions set forth therein. The Optionee agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition of this Agreement, the Optionee authorizes the Company to withhold from any regular cash compensation payable by the Company any taxes required to be withheld under any federal, state or local law as a result of exercising this Option.
Dated: _______________________, _____

By:
Optionee